SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C.  20549


                               Form 8-K


                            CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of
1934




Date of Report (Date of earliest event reported) January 22, 1998





                     TRANSTECH INDUSTRIES, INC.
        (Exact name of registrant as specified in its charter)





   Delaware                  0-6512                   22-1777533
(State or other            (Commission             I.R.S. Employer
jurisdiction of            File Number)             Identification
incorporation)                                            Number)


200 Centennial Ave., Piscataway, New Jersey              08854
 (Address of principal executive offices)               (Zip Code)



                           (732) 981-0777
      (Registrant's telephone number, including area code)



Former name or former address, if changed
since last report        Not applicable

Item 5.  Other Events


     On January 22, 1998 Transtech Industries, Inc. (the "Company") executed a supplement to the Third Revised Stipulation of Settled Issues with the Internal Revenue Service (the "Service"), thereby agreeing to settle one of the two remaining issues in the Company's ongoing litigation with the Service. The financial results of the Company for the year ended December 31, 1997 will include charges to income totalling approximately $1.3 million to reflect the increase in its accrued income tax liability resulting from such settlement.

     The Company has previously disclosed that in 1991 the Service asserted numerous adjustments to the tax liability of the Company and its subsidiaries for tax years 1980-88, along with interest and penalties thereon. In 1993, after the conclusion of administrative proceedings, the Service issued a deficiency notice to the Company asserting adjustments to income of $33.3 million and a corresponding deficiency in federal income taxes of approximately $13.5 million, as well as penalties of $2.5 million and interest on the asserted deficiency and penalties. In addition, the Service challenged the carryback of losses incurred by the Company in taxable years 1989-91, thereby bringing those years, which had been the subject of an ongoing audit, into the deficiency notice. In 1994, the Company filed a petition with the Tax Court contesting many of the proposed adjustments asserted in the deficiency notice. On June 5, 1995, August 14, 1995, March 7, 1996 and July 31, 1996, respectively, the Company and the Service executed stipulations of settlement of issues in the Tax Court case. These settlements had resolved all but two issues, one from the 1980-88 period and one from the 1989-91 period.

     The issue from the 1989-91 period involved the Service's asserted disallowance of the significant net deductions the Company had claimed in connection with its investment in computer equipment. Specifically, the Company claimed tax deductions of approximately $36 million for depreciation related to the computer equipment and $22 million for interest on the non-recourse debt incurred to finance the acquisition of the computer equipment. Over the term of the lease, these deductions were offset by $53 million of income from the rentals of this equipment. From 1989 to 1995, the deductions exceeded the rental income from leasing the equipment. The excess deductions offset the Company's income from other sources. In 1996 and 1997, however, the rental income exceeded the deductions related to the computer equipment. The stipulation of settlement executed on January 22, 1998 resolved the computer equipment issue by agreeing to the disallowance of approximately $3.8 million of deductions for 1989 and by providing that no other adjustment would be made to deductions and income in respect of the computer equipment transaction for 1989 or subsequent years.

     The Company recently completed the recalculation of its estimated tax liability to give effect to the January 22, 1998 settlement. The Company has net operating loss and tax credit carryforwards that will partly offset the tax liability resulting from all settled adjustments to taxable income. Taking into account such carryforwards, the estimated federal income tax and interest that will be due for all periods through and including 1997 (based on an estimate of taxable income for the year ended December 31, 1997), reflecting the settlements reached to date, totals approximately $4.9 million ($2.6 million of taxes and $2.3 million of interest through December 31, 1997), an increase of $1.7 million over the estimates reported in the Company's report on Form 10-QSB filed for the period ended September 30, 1997. The settlement of the computer equipment issue will not result in any state tax liability. The financial results of the Company for the year ended December 31, 1997 will include a charge to income equal to the above increase in the Company's accrued liability for income tax and interest. Approximately $1.3 million of such increase in the Company's accrued liability is attributed to the January 22, 1998 settlement.

     Payment of the federal and state tax liability from the settlements reached to date and any additional liability arising out of the settlement or litigation of the remaining issue will be due at the conclusion of the Tax Court case. (All tax liability estimates presented herein exclude penalties. The Service has conceded federal penalties on all issues in the Tax Court litigation. However, penalties could be asserted by the states.)

     The remaining unresolved issue in the case involves several taxable years from the 1980-88 period and relates to the timing of significant deductions taken by the Company for certain landfill closing costs. The unsuccessful defense of this issue would have a material adverse impact on the financial position, results of operations and net cash flow of the Company. The Company has not recalculated the estimated tax liability that would result from the disallowance of these deductions, but has provided estimates of the incremental tax liability associated with similar scenarios in its recent filings under Form 10-KSB and Form 10-QSB. The Company cannot predict the outcome of further settlement negotiations or litigation with the Service over that issue.

     The $4.9 million estimated tax liability is greater than the Company's currently liquid assets (i.e., cash and marketable securities). No assurance can be given that the timing and amount of the cash proceeds from (i) the Company's operations (if any),
(ii) the sale of the Company's property held for sale, (iii) the collection of amounts due the Company and (iv) outstanding insurance claims for recovery of past remediation costs will be sufficient to meet the capital requirements of the Company, including its tax liability.

     See the following press release dated February 13, 1998 announcing the January 22, 1998 settlement.

     PISCATAWAY, N.J., February 13, 1998 - Robert V. Silva, President and Chief Executive Officer of Transtech Industries, Inc. (OTC BULLETIN BOARD:TRTI)(the "Company") announced today that the Company executed a supplement to the Third Revised Stipulation of Settled Issues with the Internal Revenue Service (the "Service") thereby agreeing to settle one of the two remaining issues in the Company's ongoing litigation with the Service.

     The settlement, executed on January 22, 1998, resolved the Service's challenge to net deductions the Company had claimed with respect to its investment in computer equipment which was leased to third parties.

     The Company recently completed the recalculation of its estimated tax liability to give effect to the settlement. The estimated federal income tax and interest that will be due for all periods through and including 1997 (based on an estimate of taxable income for the year ended December 31, 1997), reflecting the settlements reached to date, totals approximately $4.9 million ($2.6 million of taxes and $2.3 million of interest through December 31, 1997), an increase of $1.7 million over the estimate reported in the Company's report on Form 10-QSB filed for the period ended September 30, 1997. The settlement of the computer equipment issue will not result in any state tax liability. The financial results of the Company for the year ended December 31, 1997 will include charges to income equal to the above increase in the Company's accrued liability. Approximately $1.3 million of such increase is attributable to the January 22, 1998 settlement.

     Payment of the federal and state tax liability from the settlements reached to date and any additional liability arising out of the settlement or litigation of the remaining issue will be due at the conclusion of the Tax Court case. (All tax liability estimates presented herein exclude penalties. The Service has conceded federal penalties on all issues in the Tax Court litigation. However, penalties could be asserted by the states.)

     The $4.9 million estimated tax liability is greater than the Company's currently liquid assets (i.e., cash and marketable securities). No assurance can be given that the timing and amount of the cash proceeds from the Company's operations (if any), the sale of the Company's property held for sale, the collection of amounts due the Company and outstanding insurance claims for recovery of past remediation costs will be sufficient to meet the capital requirements of the Company, including its tax liability.


                         SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                         TRANSTECH INDUSTRIES,INC.

                         By: /s/ Andrew J. Mayer, Jr.



                         Andrew J. Mayer, Jr.
                         Vice President-Finance, Chief
                         Financial Officer and Secretary

Dated: February 18, 1998